Exhibit 2.3

February 10, 1995


VIA FACSIMILE TRANSMISSION

Mr. and Mrs. Icaro Olivieri
Norcim Holding B.V.
161709 Canada Inc.
101028 Canada Ltee
161578 Canada Inc.
(collectively, the "Original Parties")

- - and -

658425 Ontario Inc.

Dear Sirs:

Re:  Canstar Sports Inc.

     Reference is made to the letter agreement (the "Lock-up Agreement") dated December 14, 1994 between NIKE, Inc. and the Original Parties respecting our acquisition of shares of Canstar Sports Inc. ("Canstar") both directly and through the purchase of various holding companies which own shares of Canstar, all as more particularly set forth in that agreement. All capitalized terms used in the Lock-up Agreement and not otherwise defined in this letter agreement shall have the meanings ascribed to them in the Lock-up Agreement.

     We are advised by the Principal Shareholders, 1617, 1615 and 658425 Ontario Inc. ("Ontco") that:

     (i) the Principal Shareholders exercise control or direction over all of the outstanding shares of Ontco; and

    (ii) it is the intention of the Principal Shareholders to cause 1617 and 1615 to transfer the outstanding shares of 1617 Subco and 1615 Subco, respectively, owned by them to Ontco, and to cause Ontco to purchase such shares, with the result that prior to the Closing Date Ontco will own all of the outstanding shares of 1617 Subco and 1615 Subco, other than the shares of such companies owned by NIKE Acquisition Inc.;

and in reliance upon such advice we are entering into this letter agreement.

     We are writing to confirm certain amendments to the Lock-up
Agreement which have been requested by the Principal Shareholders, 1617, 1615 and Ontco. This letter agreement, although executed on the date set forth above, reflects agreements made between the parties with effect as of February 6, 1995.

     1. Paragraph 1.1 of the Lock-up Agreement is hereby amended by adding the following subparagraph (c):

          "(c) Prior to the Closing Date but following the transactions provided in paragraph 1.1(b), each of 1617 and 1615 will transfer their respective holdings of shares of 1617 Subco and 1615 Subco to 658425 Ontario Inc., a company incorporated under the Business Corporations Act (Ontario) ("Ontco"), for common shares of Ontco having a fair market value equal to the fair market value of the shares of 1617 Subco and 1615 Subco transferred to Ontco. 1617 and Ontco and 1615 and Ontco will, respectively, make the following elections under the Income Tax Act (Canada) and the Quebec Taxation Act in respect of such transfers:

     (i) 1617 and Ontco shall make no election under the Income Tax Act with the result that the proceeds of disposition to 1617 of the transfer of the shares of 1617 Subco will be equal to the fair market value of such shares and for the purposes of section 518 of the Quebec Taxation Act 1617 and Ontco will jointly elect prior to the Closing Date to have the shares of 1617 Subco transferred for proceeds of disposition equal to the adjusted cost base to 1617 of such shares (being, for greater certainty, the same transfer price provided in paragraph 1.1(a)(i) plus the "safe income" amount capitalized pursuant to the transactions contemplated in paragraph 1.1(b)); and

    (ii) 1615 and Ontco shall make no election under the Income Tax with the result that the proceeds of disposition to 1615 of the transfer of the shares of 1615 Subco will be equal to the fair market value of such shares and for the purposes of section 518 of the Quebec Taxation Act 1615 and Ontco will jointly elect prior to the Closing Date to have the shares of 1615 Subco transferred for proceeds of disposition equal to the adjusted cost base to 1615 of such shares (being, for greater certainty, the same transfer price provided in paragraph 1.1(a)(ii) plus the "safe income" amount capitalized pursuant to the transactions contemplated in paragraph 1.1(b))."

     2. Paragraph 1.4 of the Lock-up Agreement is hereby deleted and replaced with the following:

"The expression, "Transferred Subsidiaries" means, collectively, 1010, 1617 Subco and 1615 Subco and the expression "Vendors" means:
(i) NBV in relation to 1010; and (ii) Ontco in relation to each of 1617 Subco and 1615 Subco."

     3. The heading of paragraph 4.1 is hereby amended by adding, after the reference to "Principal Shareholders", a reference to "Ontco". In addition, paragraph 4.1(a) of the Lock-up Agreement is hereby deleted and replaced with the following:

           (a) the Principal Shareholders, 1617, 1615 and Ontco unconditionally and irrevocably agree that they will and that they will cause 1617 Subco and 1615 Subco to:

     (i) not sell, assign, convey or otherwise dispose of any of the outstanding shares of any of 1617, 1615, Ontco, 1617 Subco or 1 615 Subco except in the case of the transactions referred to in paragraph 1.1 or as otherwise provided in this Agreement;

    (ii) not permit the issuance by any of 1617, 1615, Ontco, 1617 Subco or 1615 Subco of any securities of such companies or any rights to acquire securities of such companies, except in the case of the transactions referred to in paragraph 1.1 or as otherwise provided in this Agreement;

   (iii) not sell, assign, convey or otherwise dispose of any of the Shares or any right or privilege capable of becoming an agreement or option to purchase from any of 1617, 1615, Ontco, 1617 Subco or 1615 Subco any of the Shares, except as provided in this Agreement".

     4. Paragraph 4.1(d) of the Lock-up Agreement is hereby amended by adding, after the reference to "Principal Shareholders" in the second line thereof, a reference to "Ontco".

     5. Paragraph 5.1 of the Agreement is hereby amended by adding, after the reference to "Principal Shareholders" in the first line thereof, a reference to "Ontco".

     6.     The representations and warranties contained in subparagraph
(a) of paragraph 6 of the Lock-up Agreement are hereby deleted and replaced with the following:

          (a) the Principal Shareholders, Ontco, 1615 and 1617 hereby jointly and severally represent and warrant to us that:

     (i) Incorporation, etc. - each of 1615 and 1617 is a corporation duly incorporated and validly existing under the laws of Canada and Ontco is a corporation duly incorporated and validly existing under the laws of Ontario and each of such corporations has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted and each of 1617 Subco and 1615 Subco will be on the Closing Date a corporation duly incorporated and validly existing under the laws of Canada and shall have all requisite corporate power and authority to own their respective assets and to carry on their respective business as then being conducted.

    (ii) Authority and Consents - each of the Principal Shareholders, Ontco, 1617 and 1615 has the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been consented to by all necessary parties, have been duly and validly authorized by all necessary corporate action on the part of Ontco, 1617 and 1615 and no other corporate proceedings on the part of Ontco, 1617 or 1615 are necessary to authorize this Agreement. Except as has already been obtained, no consent of any court, governmental authority, beneficiary, co-trustee, spouse or other person is necessary for the execution, delivery and performance of this Agreement by the Principal Shareholders, Ontco, 1617 and 1615. This Agreement has been duly executed and delivered by the Principal Shareholders, Ontco, 1617 and 1615 and constitutes a legal, valid and binding obligation of each of them.

   (iii) Title; No Liens, etc. - At December 14, 1994, 1617 and 1615 each own beneficially the Shares described at the outset of this Agreement and the Principal Shareholders own legally and beneficially all of the outstanding shares of Ontco. At the Closing Date:

          (A) all of the outstanding shares of each of 1617 Subco and 1615 Subco (other than the voting preferred shares owned by us) will be legally and beneficially owned by Ontco and all of the outstanding shares of Ontco will be legally and beneficially owned by the Principal Shareholders, 1617 and 1615, in each case free and clear of all liens, charges, encumbrances and any other rights of others whatsoever (other than our rights under this Agreement) and Ontco will have good and sufficient power and authority and right to transfer, or cause to be transferred, the legal title and beneficial title to the shares of each Transferred Subsidiary owned by it to us with good and marketable title thereto;

          (B) each of 1617 Subco and 1615 Subco will be the legal and beneficial owner of the Shares described at the outset of this Agreement, free and clear of all liens, charges, encumbrances and any other rights of others whatsoever (other than our rights under this Agreement) and neither of 1617 Subco nor 1615 Subco shall have any assets other than the Shares or any liabilities, absolute, contingent or otherwise;

          (C) no other person shall have any right to acquire any interest in 1617 Subco or 1615 Subco; and

          (D) Ontco will not be a "non-resident" of Canada within the meaning of the Income Tax Act (Canada)).

    (iv) No Conflict or Violations - Neither the execution and delivery of this Agreement by the Principal Shareholders, Ontco, 1617 and 1615 nor the consummation of the transactions contemplated hereby will

          (A) conflict with or result in any breach of any of the provisions of the articles or by-laws of any of Ontco, 1617 or 1615;

          (B) result in the violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any licence, contract, agreement or other instrument or obligation to which the Principal Shareholders, Ontco, 1617 or 1615 is a party or by which any of them or any of their assets may be bound; or

          (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Principal Shareholders, Ontco, 1617 or 1615, or any of their assets, except in the case of violations, breaches or defaults which would not, in the aggregate materially and adversely effect any of them.

     (v) No Fee or Commission - No person is entitled to any brokerage fee or commission or finder's fee from any of Canstar or its subsidiaries or the Transferred Subsidiaries in connection with the Offer or the completion of the transactions as contemplated by this Agreement.

    (vi) Tax Matters - For the purposes of computing, under the provisions of the Income Tax Act (Canada) as proposed to be amended by draft legislation released by the Minister of Finance of Canada on December 20, 1994, or any similar provision of applicable provincial tax legislation, the adjusted cost base to each of 1615 Subco and 1617 Subco of the shares of Canstar respectively owned by them, as at the time of closing on the Closing Date there will be no amount to be deducted under the provisions of paragraph 53(2)(g.1) as proposed to be added to the Income Tax Act by such draft legislation or any provision of such provincial tax legislation."

     7. The representations and warranties of NBV and 1010 contained in subparagraph (b) of paragraph 6 of the Lock-up Agreement are hereby amended by adding thereto a representation and warranty (vi) as follows:

     "(vi)     Tax Matters - For the purposes of computing, under
the provisions of the Income Tax Act (Canada) as proposed to be amended by draft legislation released by the Minister of Finance of Canada on December 20, 1994, or any similar provision of applicable provincial tax legislation, the adjusted cost base to 1010 of the shares of Canstar owned by it, as at the time of closing on the Closing Date there will be no amount to be deducted under the provisions of paragraph 53(2)(g.1) as proposed to be added to the Income Tax Act by such draft legislation or any similar provision of such provincial tax legislation."

     8. Paragraph 6.3 of the Lock-up Agreement is hereby amended by adding after the reference to "Principal Shareholders" in the second line thereof a reference to "Ontco". In addition, paragraph
6.3 is amended by deleting the second sentence thereof and replacing it with the following:

"Your representations and warranties shall survive until the earlier of the second anniversary of the Closing Date or the date that this Agreement is terminated in accordance with paragraph 8, provided that the representation and warranty contained in paragraph 6(a)(vi) and paragraph 6(b)(vi) shall survive until the earlier of the sixth anniversary of the Closing Date or the date that this Agreement is terminated in accordance with paragraph 8. Any claim in respect of the representations and warranties contained in this Agreement shall be made during the relevant period that such representations and warranties survive."

     9. The Lock-up Agreement is hereby amended by adding the following paragraph 6.4:

"The Principal Shareholders, 1617, 1615 and Ontco hereby jointly and severally agree to indemnify and save NIKE, Inc. (and its successors and any of its permitted assignees) harmless from and against all actions, causes of action, suits, duties, debts, claims and demands whatsoever (including all costs of legal counsel on a solicitor and his own client basis) which NIKE, Inc., Canstar or their respective affiliates may suffer or incur, arising out of or in any way related to the transactions provided in paragraph 1.1(c) of the Agreement provided that any claim pursuant to this indemnity must be made by NIKE, Inc., Canstar or their respective affiliates not later than the sixth anniversary of the Closing Date and no claim or indemnification shall exceed the amount paid to Ontco in connection with the purchase from it of the shares of 1617 Subco and 1615 Subco."

     10. Paragraph 8.2 of the Lock-up Agreement is hereby amended by adding, after the reference to "Principal Shareholders" in the first line thereof, a reference to "Ontco".

     11. Paragraph 8.4 of the Lock-up Agreement is hereby amended by adding, after the reference to "Principal Shareholders" in the third to last line thereof, a reference to "Ontco".

     12. Paragraph 8.5 of the Lock-up Agreement is hereby amended by adding, after the reference to "Principal Shareholders" in the first line thereof, a reference to "Ontco".

     13. Paragraph 9.2 of the Lock-up Agreement is hereby amended by adding, after the reference, "This Agreement (including the schedules attached hereto)" in the first line thereof, the following:

"as amended by a letter agreement between NIKE, Inc., Mr. and Mrs. Icaro Olivieri, Norcim Holding B.V., 161709 Canada Inc., 101028 Canada Ltee, 161578 Canada Inc., Siminvest S.A. and 658425 Ontario Inc. dated February 10, 1995."

     14. Paragraph 9.7 of the Lock-up Agreement is hereby amended by adding, after each reference to "Principal Shareholders" or "Principal Shareholder" therein, a reference to "Ontco".

15.	Paragraph 9.8(i) of the Lock-up Agreement is hereby amended
by adding, after the reference to "Principal Shareholders" therein, a reference to "Ontco".

     16. Except as provided herein, the Lock-up Agreement remains in full force and effect, unamended.

     17. This letter agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

     18. This letter agreement may be signed in counterparts which together shall be deemed to constituted one valid and binding agreement and delivery of the counterparts may be effected by means of facsimile transmission from us to you and from you to us.

Yours very truly,
NIKE, INC.
By:


We hereby accept the foregoing.
DATED this 10th day of February, 1995.
                                          _________________________

                                          Mr. Icaro Olivieri


                                          __________________________

                                          Mrs. Michela Olivieri

NORCIM HOLDING B.V.

By:  ___________________________

161709 CANADA INC.

By:  ___________________________

101028 CANADA LTEE

By:  ___________________________

161578 CANADA INC.

By:  ___________________________

SIMINVEST S.A.

By:  ___________________________

658425 ONTARIO INC.

By: ____________________________